EXHIBIT 99.2

I, Rick Berry, certify, to the best of my knowledge, that:  the attached Annual Report on Form 11-K of Sanders Morris Harris Group Inc. 401(k) Plan for the year ended December 31, 2002 (“Form 11-K”) fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended; and the information contained in the Form 11-K fairly presents, in all material respects, the net assets and the change in net assets of the 401(k) Plan of Sanders Morris Harris Group Inc.

June 30, 2003	/s/ Rick Berry
Rick Berry
Chief Financial Officer